EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company:

Firstar Bank, N.A.                                 BK

Mercantile Trust Company, N.A.                     BK

Firstar Investment Research & Management Co., LLC 	IA